As filed with the Securities and Exchange Commission on April 20, 2012
Registration Statement No. 333-157933

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SeraCare Life Sciences, Inc. (Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37 Birch Street Milford, Massachusetts 01757 (617) 386-1000	33-0056054 (I.R.S. Employer Identification No.)

(Address of Registrant’s Principal Executive Offices) 2009 Equity Incentive Plan (Full Title of the Plan)
Gregory A. Gould Interim President and Chief Executive Officer and Chief Financial Officer SeraCare Life Sciences, Inc. 37 Birch Street Milford, Massachusetts 01757 (508) 244-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John D. Hancock, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
(617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF COMMON STOCK

On March 13, 2009, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-157933 (the “Registration Statement”), for the sale of 1,500,000 shares of the common stock (the “Common Stock”), par value $.001 per share, of the Registrant under the Registrant’s 2009 Equity Incentive Plan.

On April 20, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 12, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of February 27, 2012, by and among the Registrant, Project Plasma Holdings Corporation and Project Plasma Merger Corp., a wholly owned subsidiary of Project Plasma Holdings Corporation, Project Plasma Merger Corp. merged with and into the Registrant, and the Registrant became a wholly owned subsidiary of Project Plasma Holdings Corporation (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the shares of Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, The Commonwealth of Massachusetts, on this 20th day of April, 2012.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Gregory A. Gould
Gregory A. Gould
Interim President and Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

	Interim President and Chief Executive Officer	April 20, 2012
and Chief Financial Officer, Treasurer and
/s/ Gregory A. Gould	Secretary (Principal Executive, Financial and
Gregory A. Gould	Accounting Officer)

/s/ Joseph M. Nemmers, Jr.	Director	April 18, 2012
Joseph M. Nemmers, Jr.

/s/ E. Kevin Hrusovsky	Director	April 19, 2012
E. Kevin Hrusovsky

/s/ Sarah L. Murphy	Director	April 20, 2012
Sarah L. Murphy

/s/ Jill Tillman	Director	April 20, 2012
Jill Tillman